EXHIBIT 21.1

Direct and Indirect Subsidiaries of Resource Apartment REIT III, Inc.

Resource Apartment OP III, LP

Resource Apartment Holdings III, LLC

The subsidiaries listed above are all organized in the State of Delaware.